Exhibit 10.68
March __, 2009
[Name]
[Title]
Cytokinetics, Incorporated
280 East Grand Ave.
South San Francisco, CA 94080
Re: Amendment No. 1 to Amended and Restated Executive Employment Agreement
Dear                     ,
As you know, Cytokinetics, Incorporated (the “Company”) and you (“Executive”) are parties to that certain Amended and Restated Executive Employment Agreement effective [date] (the “Agreement”). By this letter amendment, the parties agree to amend the Agreement as described below in order to comply with Internal Revenue Code Section 409A, effective as of January 1, 2009:
1.	Section 9(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“To receive any of the severance payment, vesting acceleration and benefits described in section 9(a), the release described in Section 9(a)(Y) must be entered into and must not be revoked by the Employee within the fifty-two (52) day period following the termination of the Executive’s employment. No severance pursuant to Section 9(a) shall be paid or provided until the release becomes effective. Any severance payment, acceleration and benefits to which Executive otherwise would have been entitled under Section 9(a) during such fifty-two (52) day period shall be paid or provided, as applicable, by the Company to Executive in full arrears on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A. Any other severance payments and benefits will be paid or provided, as applicable, by the Company to the Executive in accordance with normal payroll policies as provided in Section 9(a). If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.”
Any capitalized terms used herein and not otherwise defined herein will have the meaning ascribed in the Agreement. Except as expressly set forth herein, all of the terms of the Agreement will remain in full force and effect.

Please so indicate your acceptance of the foregoing by signing this letter amendment in the appropriate signature line below, and return such signed copy to David Cragg, Vice President, Human Resources at your earliest convenience.

Sincerely,
Agreed and accepted:

By:

Robert I. Blum
President and CEO	Date: